NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: October 28, 2009

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS RECORD QUARTERLY EARNINGS
STAUNTON, VIRGINIA

    Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and six months ended September 30, 2009.  For the quarter ended September 30, 2009, Community Financial reported earnings of $1,122,000 or $.26 per diluted share, compared to a loss of $10,490,000 or $(2.41) per diluted share for the same period last year.  Net income for the current quarter compared to the September 30, 2009 quarter increased due to an other than temporary impairment (OTTI) non-cash charge of $11,053,000 related to Fannie Mae and Freddie Mac preferred stock in the September, 2008 quarter, an increase in net interest income of $1.1 million and an increase in non-interest income of $150,000 partially offset by an increase of $279,000 in noninterest expenses.

    Total interest income decreased $175,000, or 2.4% during the September 30, 2009 quarter compared to the September 30, 2008 as a result of the decrease in rates earned on these assets offset by an increase in the volume of interest earning assets. Total interest expense decreased $1,280,000, or 38.7% for the 2009 period compared to the same period in 2008 as a result of the decrease in the interest rates paid on interest-bearing liabilities, partially offset by the increase in the volume of interest-bearing liabilities. The interest rate spread increased by 71 basis points to 4.02% for the quarter ended September 30, 2009 compared to 3.31% for the same period in 2008.

    The increase in non-interest income excluding the OTTI charge previously mentioned was due to both an increase in secondary mortgage loan fees and deposit account related transactions. Non-interest expenses increased $279,000 or 8.1% to $3.7 million for the September 30, 2009 quarter from $3.4 million for the September 30, 2008 quarter. The increase in non-interest expenses was due primarily to compensation related expenses due generally to merit increases and loan collection expenses.

    Community’s net income (loss) for the six months ended September 30, 2009 was $1,842,000 or $.42 diluted per share, compared to $(9,525,000) or $(2.19) diluted (loss) per share for the six months ended September 30, 2008. The increase in net income for the six months ended September 30, 2009 compared to the same period ended September 30, 2008 can be attributed to the OTTI charge in the September, 2008 quarter, an increase in net interest income and non-interest income offset an increase in noninterest expenses and the provision for loan losses. The increase in net interest income is attributable to an increase in the average outstanding balance of loans receivable and an increase in the interest rate spread for the six months ended September 30, 2009 compared to September 30, 2008.  The interest rate spread increased by 55 basis points to 3.83% for the six months September 30, 2009 compared to 3.28% for the same period in 2008.

    At September 30, 2009, non-performing assets totaled approximately $16.5 million or 3.05% of assets compared to $9.0 million or 1.75% of assets at March 31, 2009. Our allowance for loan losses to non-performing assets was 39.2% and to total loans was 1.29% at September 30, 2009 compared to 66.43% and 1.25%, respectively at March 31, 2009.  The increase in non-performing assets consisted of $5.6 million of nonaccrual loans, which included residential permanent and construction loans, and commercial real estate loans, and $1.9 million of real estate owned and repossessed assets.

    At September 30, 2009, Community Bank was classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

    Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data (In thousands)
	September 30, 2009	March 31, 2009	Percent Increase (Decrease)

Total assets	$541,172	$512,724	5.5%
Loans receivable, net	500,435	476,950	4.9
Investment securities	1,696	1,907	(11.1)
Real estate owned and repossessed assets	2,639	1,400	88.5
Deposits	388,965	365,506	6.4
Borrowings	101,584	96,476	5.3
Stockholders’ equity	47,862	46,337	3.3

Selected Operations Data
(In thousands)
			Percent
	Three Months Ended		Increase
	September 30, 2009	September 30, 2008	(Decrease)

Interest income	$7,167	$7,342	(2.4)%
Interest expense	2,028	3,308	(38.7)
Net interest income	5,139	4,034	27.4
Provision for loan losses	651	601	8.3
Net interest income after provision
for loan losses	4,488	3,433	30.7
Noninterest income (loss)	998	(10,205)	---
Noninterest expense	3,708	3,429	8.1
Income taxes	656	289	127.0
Net income (loss)	1,122	(10,490)	---
Effective dividend on preferred stock	188	---	100.0
Net income available to common stockholders	934	(10,490)	---

			Percent
	At or for the Quarter Ended		Increase
	September 30, 2009	September 30, 2008	(Decrease)

Return on average equity	9.47%	(30.41)%	---%
Return on average equity without OTTI charge	9.47	6.53	45.0
Return on average assets	.84	(2.13)	---
Return on average assets without OTTI charge	.84	.46	82.6
Interest rate spread	4.02	3.31	21.5
Diluted earnings (loss) per common share	.26	(2.41)	---
Dividends paid on common shares	---	.065	(100.0)

			Percent
	Six Months Ended		Increase
	September 30, 2009	September 30, 2008	(Decrease)
(In thousands)
Interest income	$14,066	$14,822	(5.1)%
Interest expense	4,470	6,782	(34.1)
Net interest income	9,596	8,040	19.3
Provision for loan losses	932	753	23.8
Net interest income after provision
for loan losses	8,664	7,287	18.9
Noninterest income (loss)	1,942	(9,364)	---
Noninterest expense	7,644	6,676	14.5
Income taxes	1,120	771	45.3
Net income (loss)	1,842	(9,524)	---
Effective dividend on preferred stock	376	---	100.0
Net income available to common stockholders	1,466	(9,524)	---

Other Selected Data
			Percent
	At or for the Six Months Ended		Increase
	September 30, 2009	September 30, 2008	Decrease

Return on average equity	7.78%	(48.53)%	---%
Return on average equity without OTTI charge	7.78	7.79	(1.1)
Return on average assets	.70	(3.88)	---
Return on average assets without OTTI charge	.70	.62	12.9
Interest rate spread	3.83	3.28	16.8
Non-performing assets to total assets	3.05	.92	231.5
Allowance for loan losses to total loans	1.29	.73	76.7
Allowance for loan losses to nonperforming
assets	.39	.74	(47.3)

Per share data
			Percent
	At or for the Six Months Ended		Increase
	September 30, 2009	September 30, 2008	Decrease

Diluted earnings (loss) per common share	$.42	$(2.19)	---%
Book value per common share	8.07	6.90	17.0
Dividends paid on common shares	---	.13	(100.0)
Shares outstanding	4,361,658	4,361,658	---

Note: All share and per share data is restated for a 2 for 1 stock split as of  September 6, 2007.